Exhibit 99.1

SELECTED HISTORICAL STATEMENTS OF OPERATIONS DATA

ADVERTISING

& COMMUNICATIONS -

NORTH AMERICA

JUNE 30, 2006

Monster Worldwide (the “Company”) is presenting the following selected historical financial information, which contains the results of operations of the disposed Advertising & Communications business in North America.

We are providing this information to assist investors in evaluating our Company’s financial and operating metrics.  We suggest that the notes contained herein are read in conjunction with the financial table, which contains a non-GAAP financial measure.  This measure should be considered in addition to results prepared in accordance with GAAP, but are not a substitute for, or superior to, GAAP results.

Notes to Supplement

Presentation

Sale of Advertising & Communications business in North America.

On August 31, 2006, we sold our TMP Worldwide Advertising & Communications business in North America.  As a result of this transaction, the Company has completed the global divestiture of its recruitment advertising business and will no longer report an Advertising & Communications operating segment.  The selected financial information presented herein reflects the results of such business that will be reclassified to discontinued operations.

(1) Non-GAAP financial measure

The selected financial information included herein contains a non-GAAP financial measure.  A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”).  This measure is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures reported by other companies.  We believe that our presentation of non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  In addition, we use these measures for reviewing our financial results and for budgeting and planning purposes.

Operating income before depreciation and amortization (“OIBDA”) is defined as income from operations before depreciation, amortization of intangible assets and amortization of stock based compensation. We consider OIBDA to be an important indicator of our operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets and amortization of stock based compensation from period to period, which we believe is useful to management and investors in evaluating our operating performance.  OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Advertising & Communications - North America

Selected Historical Statements of Operations Data - Non GAAP

(unaudited, in thousands)

	Trended Quarterly Data										YTD	YTD
Summary P&L Information	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006	6M 2005	6M 2006

Revenue	$17,495	$17,553	$19,292	$21,427	$19,762	$18,932	$21,540	$25,031	$19,917	$20,631	$38,694	$40,548

Salary and related	11,012	11,556	12,077	14,109	12,006	12,921	13,015	12,674	12,486	12,947	24,927	25,433
Office and general	3,593	2,716	3,193	3,448	3,434	3,169	4,040	3,112	3,638	3,410	6,603	7,048
Marketing and promotion	116	141	140	344	135	112	213	201	173	193	247	366
OIBDA (1)	$2,774	$3,140	$3,882	$3,526	$4,187	$2,730	$4,272	$9,044	$3,620	$4,081	$6,917	$7,701

Depreciation expense	$537	$548	$553	$499	$576	$598	$605	$543	$547	$704	$1,174	$1,251
Amortization of intangibles	$7	$50	$27	$27	$27	$27	$27	$27	$27	$27	$54	$54
Amortization related to 2006 RSU Plan	$—	$—	$—	$—	$—	$—	$—	$—	$39	$116	$—	$155

(1)      See notes to financial supplement for further explanation of non-GAAP measures.